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                                                                     EXHIBIT 5.1

                          FRIEDMAN KAPLAN & SEILER LLP
                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 833-1100

                                                                    May 23, 2000

VoiceStream Wireless Corporation
3650 131st Avenue S.E.
Bellevue, Washington 98006

Gentlemen:

     We have represented VoiceStream Wireless Corporation, a Delaware corporation (the "Registrant"), in connection with its issuance of its 10 3/8% Senior Notes due 2009 (collectively, the "Notes") in exchange for 11 5/8% Senior Notes and 11 5/8% Series A Notes of Omnipoint Corporation (the "Omnipoint Notes"), including the filing of a registration statement on Form S-4 (the "Registration Statement") with respect thereto. In connection with our representation we examined originals or copies of corporate documents and certificates of officers of the Registrant and of officials of the Secretary of State of the State of Delaware and such other documents as we have in our judgment deemed necessary. We have assumed the genuineness of documents submitted to us as originals and the conformity to originals of copies submitted to us as genuine.

     Based upon the foregoing, we are of the opinion that the Notes, when issued in exchange for the presently outstanding Omnipoint Notes as described in the Registration Statement, will be binding obligations of the Registrant.

     We hereby consent to the inclusion of our opinion as an exhibit to this Registration Statement and to the reference to us in the prospectus contained in this Registration Statement.

                                      FRIEDMAN KAPLAN & SEILER LLP